Exhibit 23.1

Independent Auditors' Consent

We consent to the incorporation by reference in the registration statement Nos. 33-83902, 33-46628, 333-33077, 333-02685, and 333-65626 on Form S-3 and Nos. 33-51202, 33-83904, 33-69870, 33-41591, 33-41592, 33-41593, 333-36121, 333-33073, 333-33075, 333-64541, and 333-87344 on Form S-8 of Bio-Technology General Corp. (the Company) of our report dated January 17, 2003, with respect to the balance sheets of Rosemont Pharmaceuticals Limited as of December 31, 2000 and 2001, and the related profit and loss accounts, statements of total recognized gains and losses, reconciliations of movements in shareholder's funds and cash flows for the years ended December 31, 2000 and 2001, which report appears in the Current Report on Form 8-K/A, dated September 30, 2002, of Bio-Technology General Corp.

/s/ KPMG Audit Plc

Leeds, United Kingdom
January 17, 2003